UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: February 25, 2010

(Date of earliest event reported)

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394

_____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Suite 101

Redmond, WA 98052

(Address of principal executive offices, including zip code)

(425) 881-6444

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operation and Financial Condition

A press release made on February 25, 2010 follows:

Joel Hatlen	Data I/O Corporation
Vice President and Chief Financial Officer	6464 185th Ave. NE, Suite 101
(425) 881-6444	Redmond, WA 98052

DATA I/O ANNOUNCES FOURTH QUARTER AND 2009 FINANCIAL RESULTS

Redmond, Wash., February 25, 2010 – Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems, today announced financial results for the fourth quarter and year ended December 31, 2009.

Revenues for the fourth quarter of 2009 were $5.0 million, compared with $5.6 million in the fourth quarter of 2008 and $5.3 million in the third quarter of 2009. In accordance with U.S. generally accepted accounting principles (GAAP), net income in the fourth quarter of 2009 was $6,000, compared with net income of $78,000, or $0.01 per diluted share, in the fourth quarter of 2008.

Revenues for the full year 2009 were $18.5 million, compared with $27.6 million in 2008. In accordance with U.S. generally accepted accounting principles (GAAP), net loss for 2009 was ($811,000), or ($0.09) per share, compared with net income of $5.1 million or $0.57 per diluted share in 2008.

Gross margin as a percentage of sales in the fourth quarter of 2009 was 53.4 percent, compared with 58.3 percent in the fourth quarter of 2008 and 56.2 percent in the third quarter of 2009. This gross margin percentage decline compared to the fourth quarter of 2008 was primarily due to the impact of decreased sales volume relative to fixed operating costs. Backlog at December 31, 2009 was $1.9 million, up from $876,000 at the end of the third quarter of 2009 and compares to $2.0 million at December 31, 2008.

Reflecting our continued emphasis on controlling costs and the past year’s restructuring actions, operating expenses were $2.7 million for the fourth quarter of 2009 compared with $3.2 million for the fourth quarter of 2008. Operating expenses for the year 2009 were $10.8 million, including restructuring costs of $203,000, compared to 2008 of $13.1 million, including restructuring costs of $542,000. Operating income in 2008 included a gain from the sale of patents of $2.1 million.

The company’s cash position at December 31, 2009 was $15.6 million, an improvement of $311,000 during the fourth quarter. Cash at year end was up $2.3 million compared to $13.3 million at December 31, 2008. This reflects the continuing efforts to improve collections and manage inventory. Delinquent accounts over 60 days have been reduced to $132,000 from $1.9 million one year ago, with the overall accounts receivable balance at $3.2 million and $5.7 million at December 31, 2009 and 2008 respectively. We have continued to focus on reducing our inventories which are at $3.9 million at December 31, 2009 down from $5.0 million one year ago.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $239,000 for the fourth quarter and $417,000 for the year 2009.

EBITDA is a non-GAAP financial measure. Management believes certain non-GAAP measures provide relevant & meaningful measures by which investors can evaluate the business. A reconciliation to net income (loss) can be found at the end of this release.

“The electronics industry was in a severe recession during the first half of 2009 and capital spending for production equipment such as Data I/O’s was sharply curtailed. Fortunately we began to see the turnaround in the third quarter and it strengthened in the fourth quarter with orders of $5.9 million, up 16% from the $5.1 million recorded in the third quarter. Several customers requested that their orders placed in the fourth quarter be delivered after January 1, 2010. This reduced fourth quarter revenue but improved the prospects for the first quarter of 2010 with the growth in backlog during the fourth quarter to $1.9 million. We are continuing to see strong growth in our sales funnels worldwide, driven by customer acceptance of the new FlashCORE III programming technology and also by a generally improved climate for capital investment throughout the industry. The new FlashCORE III received a 2009 Global Technology Award,” said Hume, “and is now available in our ProLINE RoadRunner, FLX, FlashPAK and PS product families.”

Conference Call Information

A conference call discussing the fourth quarter and 2009 financial results will follow this release today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the conference call, please dial (612) 332-0226 passcode: DAIO. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, please dial (320) 365-3844, access code: 146930. The conference call will also be simultaneously web cast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site. This web cast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

With over 35 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies. Data I/O is the leader in programming and provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming. These solutions are scalable for small, medium and large volume applications with different device mixes. Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to levels of orders, ability to record revenues, release schedules, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

-Summary Financial Data Attached –

DATA I/O CORPORATION
COMPARATIVE STATEMENTS OF EARNINGS

(in thousands except per share data)	Fourth Quarter			Twelve Months Ended
			Percent			Percent
	12/31/2009	12/31/2008	Change	12/31/2009	12/31/2008	Change
Net sales	$4,956	$5,578	-11.2%	$18,549	$27,597	-32.8%
Gross margin	2,646	3,250	-18.6%	9,961	16,233	-38.6%
Gross margin as percent of sales	53.4%	58.3%	-4.9%	53.7%	58.8%	-5.1%
Operating expenses:
Research & development	1,032	1,106	-6.7%	4,128	4,464	-7.5%
Selling, general and administrative	1,729	1,561	10.8%	6,489	8,106	-19.9%
Provision for business restructure	0	535		203	542
Total operating expenses	2,761	3,202	-13.8%	10,820	13,112	-17.5%
Gain on sale	20	0		35	2,115
Operating income(loss)	(95)	48		(824)	5,236
Non-operating income (expense)	63	(33)		207	(29)
Income(loss) from operations before taxes	(32)	15		(617)	5,207
Income tax expense(benefit)	(38)	(63)		194	79
Net income(loss)	6	78		(811)	5,128

Total diluted earnings(loss) per share	$0.00	$0.01		($0.09)	$0.57

Diluted weighted average shares outstanding	9,002	8,921		8,953	9,053

CONDENSED BALANCE SHEET
(in thousands)

			12/31/2009	12/31/2008
Cash and cash equivalents			$15,642	$13,304
Accounts receivable, net			3,192	5,659
Inventories			3,947	5,039
Other current assets			434	408
Land, building and equipment			1,819	2,290
Other long-term assets			102	111
Total assets			$25,136	$26,811

Current liabilities			$4,479	$5,695
Long term debt			159	276
Shareholders' equity			20,498	20,840
Total liabilities and shareholders' equity			$25,136	$26,811

DATA I/O CORPORATION
NET INCOME/(LOSS) TO EBITDA RECONCILIATION
(in thousands)

	Quarter Ended	Year Ended
	12/31/2009	12/31/2009
Net income(loss)	$6	($811)
Depreciation & amortization	297	1,065
Income tax expense(benefit)	(38)	194
Net interest expense(income)	(26)	(31)

Ebitda	$239	$417

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

February 26, 2010	By _/s/Frederick R. Hume_________
Frederick R. Hume
President
Chief Executive Officer